                                                          EXHIBIT 21

ITEM 14 ( c)

SUBSIDIARIES OF THE REGISTRANT


     As of December 31, 1995, Registrant had the following active, direct or indirect subsidiaries, all of which were wholly owned.

                                            State of Incorporation

American Bank Note Company. . . . . . . . . .      New York

  American Bank Note Commemorative, Inc.. . .      Delaware

  Horsham Holding Company, Inc. . . . . . . .      Pennsylvania

  American Banknote SSI, Inc. . . . . . . . .      Delaware

American Bank Note Holographics, Inc. . . . .      Delaware

  ABN Holographics Research Company, Inc. . .      Delaware

USBC Capital Corp. . . . . . . . . . . . . .       Delaware

ABN Investments Inc. . . . . . . . . . . . .       Delaware

ABN Equities Inc.. . . . . . . . . . . . . .       Delaware

ABNH Equities Inc. . . . . . . . . . . . . .       Delaware

American Bank Note Company
  Grafica e Servicos Ltda. . . . . . . . . .       Brazil